As filed with the Securities and Exchange Commission on April 8, 2010

Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER
 THE SECURITIES ACT OF 1933

NEXMED, INC.
 (Exact name of Registrant as specified in its charter)

Nevada	87-0449967
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

6330 Nancy Ridge Drive, Suite 103
San Diego, California 92121
(858) 222-8041
(Address, including zip code, and telephone number, including area code, of
 Registrant’s principal executive offices)

Bassam B. Damaj, Ph.D.
Chief Executive Officer
NexMed, Inc.
6330 Nancy Ridge Drive, Suite 103
San Diego, California 92121
(858) 222-8041
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Ryan A. Murr, Esq.
Goodwin Procter LLP
4365 Executive Drive, 3rd Floor
San Diego,  CA  92121
Telephone: (858) 202-2700
Facsimile: (858) 457-1255

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Number of Shares Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common stock, $0.001 par value per share (1)	10,722,756	$0.46125	$4,945,871.21	$353

(1)
Pursuant to the terms of a Registration Rights Agreement dated as of March 15, 2010 among the registrant and the purchasers signatory thereto, the registrant is registering for resale 130% of the number of shares of Common Stock issuable upon full conversion of 7% Convertible Notes due December 31, 2012 (the “Notes”) purchased pursuant to a Purchase Agreement dated as of March 15, 2010 to allow for the resale of up to such number of shares issuable in the event the conversion price is reduced or in the event shares are issued in payment of principal accretions on the Notes.   This number of shares is subject to adjustment for, and this registration statement also covers, such number of additional shares as are necessary to prevent dilution resulting from stock splits, stock dividends, or similar events as specified under the terms of the Notes.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act based on the average of the high and low prices for the Registrant’s common stock on April 5, 2010 as reported on The NASDAQ Capital Market, which was $0.46125 per share.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 8, 2010

PROSPECTUS
NEXMED, Inc.

10,722,756 Shares of Common Stock

This prospectus relates to the resale, from time to time, of up to 10,722,756 shares of Common Stock of NexMed, Inc., a Nevada corporation, all of which are being offered by the selling stockholders named in this prospectus.  The aggregate number of shares offered under this prospectus represents 130% of the number of shares of Common Stock issuable upon the full conversion at maturity of the 7% Convertible Notes due December 31, 2012 (the “Notes”) issued pursuant to a Purchase Agreement dated March 15, 2010, to allow for the resale of shares issuable in the event the conversion price is reduced or in the event shares are issued in payment of principal accretions on the Notes.  See “Selling Stockholders” at page 12.

We are not selling any common stock under this prospectus and will not receive any of the proceeds from the sale of the common stock by the selling stockholders.  In connection with the original issuance of the Notes in the aggregate principal amount of $4,000,000, however, the Company received approximately $1.4 million in cash, and certain of the selling stockholders cancelled approximately $2.6 million in indebtedness of the Company outstanding under convertible promissory notes previously issued by the Company in June 2008 and November 2009.  See “Use of Proceeds” at page 11.

The selling stockholders may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices.  See “Plan of Distribution” below for additional information on how the selling stockholders may conduct sales of our common stock. Other than underwriting discounts and commissions, if any, we have agreed to bear all reasonable expenses incurred in connection with the registration and sale of the common stock offered by the selling stockholders and to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act of 1933.

Our common stock trades on the NASDAQ Capital Market under the symbol “NEXM.” On April 6, 2010, the closing price for our common stock, as reported on the NASDAQ Capital Market, was $.45 per share.

Investing in our securities involves certain risks. See “Risk Factors” beginning on Page 3 of this prospectus and in the applicable prospectus supplement for certain risks you should consider. You should read the entire prospectus carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is [_________ __], 2010

You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplements. We have not authorized anyone to provide you with information different from that contained in this prospectus. Offers to sell, and offers to buy, the shares of common stock are valid only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as to the date of this prospectus, regardless of the time of delivery of the prospectus or of any sale of the common stock.

ABOUT NEXMED, INC.

NexMed, Inc. is life sciences company that operates in two segments: (i) designing and developing pharmaceutical products based on our NexACT delivery technology, and (ii) providing pre-clinical contract research services through our subsidiary, Bio-Quant, Inc. Bio-Quant is the largest specialty contract research organization, or CRO, based in San Diego, California, and is one of the industry’s most experienced CROs for in vitro and in vivo pharmacology services and research models. NexMed’s goal is to generate revenues from the growth of its Discovery Pre-clinical CRO business, while aggressively seeking to monetize its proprietary NexACT drug delivery technology through out-licensing agreements with pharmaceutical and biotechnology companies worldwide. At the same time, we are actively pursuing partnering opportunities for its NexACT-based treatments for onychomycosis, psoriasis, sexual dysfunction and cancer. Below is a summary of our product pipeline and the stage of development for each compound as of the date of this prospectus:

Name	Indication	Development Stage **
Vitaros *	Erectile dysfunction	Phase III completed; seeking approval
NM1000060	Onychomycosis (anti-fungal)	Phase II completed
Femprox	Female sexual arousal disorder	Phase I completed
PrevOnco	Oncology (HCC)	IND pending to commence Phase II trials
Calcipotriene / betamethasone	Psoriasis	Pre-clinical
Ketoprofen	Pain Relief	Pre-clinical
Alprostadil	Wound healing	Pre-clinical
Alprostadil	Raynaud’s Disease	Pre-clinical
Lidocaine	Pain	Pre-clinical
___________
*	U.S. rights sold to Warner Chilcott. As of the date of this prospectus, under review in Canada for marketing approval and Warner Chilcott expected to seek approval in U.S. in 2010.

**
At present, the Company is sponsoring no ongoing clinical trials of these drug candidates.  Pre-clinical development work is being performed by our Bio-Quant subsidiary while we are seeking commercialization partners to defray part or all of the clinical development costs in a licensing or partnering arrangement.

We are a Nevada corporation and have been in existence since 1987.  We have operated in the pharmaceutical industry since 1995, focusing on research and development in the area of drug delivery.  Our proprietary drug delivery technology is called NexACT® .

Our principal executive offices are at 6330 Nancy Ridge Drive, Suite 103, San Diego, California 92121 and our telephone number is (858) 222-8041.

RISK FACTORS

Before making an investment decision, you should carefully consider the risks described in this prospectus, together with all of the other information incorporated by reference into this prospectus, including from our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. The following risks are presented as of the date of this prospectus and we expect that these will be updated from time to time in our periodic and current reports filed with the SEC, which will be incorporated herein by reference. Please refer to these subsequent reports for additional information relating to the risks associated with investing in our common stock.

RISKS RELATED TO THE COMPANY

We continue to require external financing to fund our operations, which may not be available.

We expect our current cash reserves to provide us with sufficient cash to fund our operations into the second half of 2011.  While our newly acquired subsidiary, Bio-Quant,  is projected to be cash flow positive in 2010, we do not believe that Bio-Quant will generate sufficient cash to fund the development of our current products under development and the annual costs to remain a public company, including legal, audit and listing fees.  We intend to seek development partners to advance our products under development because we will also need significant funding to pursue our overall product development plans. In general, products we plan to develop will require significant time-consuming and costly research and development, clinical testing, regulatory approval and significant investment prior to their commercialization. Even if we are successful in obtaining partners who can assume the funding for further development of our products, we may still encounter additional obstacles such as research and development activities may not be successful, our products may not prove to be safe and effective, clinical development work may not be completed in a timely manner or at all, and the anticipated products may not be commercially viable or successfully marketed.  During 2010 we intend to focus on generating more positive cash flow by expanding the CRO business through organic growth within Bio-Quant’s current business operations and through acquiring small cash flow positive entities who have complimentary capabilities to those of Bio-Quant but are not operating at full capacity due to insufficient business development efforts.  There is no assurance that we can expand Bio-Quant’s current business operations or successfully identify and acquire small cash flow positive entities as described above.  Should we not be able to find development partners or successfully increase Bio-Quant’s positive cash flow, we would require external financing to fund our operations.

Additionally, we have substantial notes payable issued in connection with the acquisition of Bio-Quant due within 12 months as discussed in Notes 3 and 9 of the Notes to the Consolidated Financial Statements, which if not converted to common stock, would significantly impact liquidity when due in December 2010.

Our current cash reserves of approximately $3.25 million as of the date of this report, should provide us with sufficient cash to fund our operations into the second half of 2011 assuming we convert upon stockholder approval or extend the maturity date of significant amounts due in 2010 and 2011 under notes payable.  This projection is based on the monthly operating expenses of maintaining our public listing together with Bio-Quant’s business growing at an assumed rate of 11% over 2009 levels with no additional acquisitions in 2010.

We will continue to incur operating losses.

We may encounter delays, uncertainties and complications typically encountered by businesses with future revenues tied to products under development. We have not marketed or generated sales revenues in the U.S. from our products under development. We are not profitable and have incurred an accumulated deficit of $171,731,862 since our inception through December 31, 2009.  Our ability to generate revenues and to achieve profitability and positive cash flow will depend on the successful licensing or commercialization of our products currently under development and the ability to grow Bio-Quant’s pre-clinical service business to a level sufficient to generate sufficient operating income to cover the costs of our operations, including maintaining our public listing.  Our ability to become profitable will depend, among other things, on our (1) development of our proposed products, (2) obtaining of regulatory approvals of our proposed products on a timely basis, (3) success in licensing, manufacturing, distributing and marketing our proposed products and (4) increasing the profitability of Bio-Quant through acquisitions and organic growth of its current operations.

Our independent registered public accounting firm has doubt as to our ability to continue as a going concern.

As a result of our losses to date, expected losses in the future, limited capital resources and accumulated deficit, our independent registered public accounting firm has concluded that there is substantial doubt as to our ability to continue as a going concern, and accordingly, our independent registered public accounting firm has modified their report on our December 31, 2009 consolidated financial statements included in this annual report on Form 10-K in the form of an explanatory paragraph describing the events that have given rise to this uncertainty. These factors may make it more difficult for us to obtain additional funding to meet our obligations. Our continuation is dependent upon our ability to generate or obtain sufficient cash to meet our obligations on a timely basis and ultimately to attain profitable operations. We anticipate that we will continue to incur significant losses at least until successful commercialization of one or more of our products, and we may never operate profitably in the future.

If we fail to attract and keep senior management and key scientific personnel, we may be unable to successfully operate our business.

Our success depends in part on our continued ability to attract, retain and motivate highly qualified management and scientific personnel and on its ability to develop and maintain important relationships with healthcare providers, clinicians and scientists.  We are highly dependent upon our senior management and scientific staff, particularly Bassam Damaj, Ph.D., our Chief Executive Officer.  Although we have employment agreements with most of our executives, these agreements are generally terminable at will at any time, and, therefore, we may not be able to retain their services as expected. The loss of services of one or more members of our senior management and scientific staff could delay or prevent us from obtaining new clients and successfully operating our business.  Competition for qualified personnel in the biotechnology and pharmaceuticals field is intense, particularly in the San Diego, California area, where our offices are located.  We may need to hire additional personnel as we expand our commercial activities.  We may not be able to attract and retain qualified personnel on acceptable terms.

Our ability to maintain, expand or renew existing business with our clients and to get business from new clients, particularly in the drug development sector, also depends on our ability to subcontract and retain scientific staff with the skills necessary to keep pace with continuing changes in drug development technologies.

We will need partnering agreements and significant funding to continue with our research and development efforts, and they may not be available.

We expect our current cash reserves to provide us with sufficient cash to fund our operations into the second half of 2011.  We will need additional sources of cash to fund the development and eventual marketing and sales of our products under development.  We intend to seek development partners to advance our products under development because we will also need significant funding to pursue our overall product development plans. In general, products we plan to develop will require significant time-consuming and costly research and development, clinical testing, regulatory approval and significant investment prior to their commercialization.

Our research and development expenses for the years ended December 31, 2009, 2008 and 2007 were $1,883,458, $5,410,513 and $5,022,671, respectively.  Through December 31, 2009, we have spent $98,786,673 on research and development.  Given our current level of cash reserves and current revenue level of our subsidiary, Bio-Quant, we will not be able to fully advance our products under development unless we enter into additional partnering agreements and /or significantly grow Bio-Quant’s CRO business. If we are successful in entering into additional partnering agreements for our products under development, we may receive milestone payments, which will offset some of our research and development expenses.

We currently have no sales force or marketing organization and will need, but may not be able, to attract marketing partners or afford qualified or experienced marketing and sales personnel for our products under development.

In order to market our proprietary products under development, we will need to attract additional marketing partner(s) that will need to spend significant funds to inform potential customers, including third-party distributors, of the distinctive characteristics and benefits of our products. Our operating results and long term success will depend, among other things, on our ability to establish (1) successful arrangements with domestic and additional international distributors and marketing partners and (2) an effective internal marketing organization.  Consummation of partnering arrangements is subject to the negotiation of complex contractual relationships, and we may not be able to negotiate such agreements on a timely basis, if at all, or on terms acceptable to us.

Pre-clinical and clinical trials are inherently unpredictable.  If we or our partners do not successfully conduct these trials, we or our partners may be unable to market our products.

Through pre-clinical studies and clinical trials, our products must be demonstrated to be safe and effective for their indicated uses. Results from pre-clinical studies and early clinical trials may not be indicative of, or allow for prediction of results in later-stage testing.  Future clinical trials may not demonstrate the safety and effectiveness of our products or may not result in regulatory approval to market our products.  Commercial sales in the United States of our products cannot begin until final FDA approval is received.  The failure of the FDA to approve our products for commercial sales will have a material adverse effect on our prospects.

Patents and intellectual property rights are important to us but could be challenged.

Proprietary protection for our pharmaceutical products and products under development is of material importance to our business in the U.S. and most other countries. We have sought and will continue to seek proprietary protection for our products to attempt to prevent others from commercializing equivalent products in substantially less time and at substantially lower expense. Our success may depend on our ability to (1) obtain effective patent protection within the U.S. and internationally for our proprietary technologies and products, (2) defend patents we own, (3) preserve our trade secrets, and (4) operate without infringing upon the proprietary rights of others.  In addition, we have agreed to indemnify our partners for certain liabilities with respect to the defense, protection and/or validity of our patents and would also be required to incur costs or forego revenue if it is necessary for our partners to acquire third party patent licenses in order for them to exercise the licenses acquired from us.

We currently hold ten U.S. patents out of a series of patent applications that we have filed in connection with our NexACT® technology and our NexACT®-based products under development. To further strengthen our global patent position on our proprietary products under development, and to expand the patent protection to other markets, we have filed under the Patent Cooperation Treaty corresponding international applications for our issued U.S. patents and pending U.S. patent applications.  We previously held two patents covering the first generation of the NexACT® technology enhancer, which expired in 2008 and 2009.  While we believe there are significant disadvantages to using the permeation enhancers covered by these expired patents, third parties may nevertheless develop competitive products using the enhancer technology now that it is no longer patent protected..

While we have obtained patents and have several patent applications pending, the extent of effective patent protection in the U.S. and other countries is highly uncertain and involves complex legal and factual questions.  No consistent policy addresses the breadth of claims allowed in or the degree of protection afforded under patents of medical and pharmaceutical companies.  Patents we currently own or may obtain might not be sufficiently broad enough to protect us against competitors with similar technology.  Any of our patents could be invalidated or circumvented.

While we believe that our patents would prevail in any potential litigation, the holders of competing patents could determine to commence a lawsuit against us and even prevail in any such lawsuit.  Litigation could result in substantial cost to and diversion of effort by us, which may harm our business. In addition, our efforts to protect or defend our proprietary rights may not be successful or, even if successful, may result in substantial cost to us.

Additionally, in February 2009, we sold two patents to Warner and are obligated to indemnify Warner against challenges to those patents, which could result in additional costs to us.

We and our licensees depend upon third party manufacturers for chemical manufacturing supplies.

We and our licensees are dependent on third party chemical manufacturers for the active drugs in our NexACT®-based products under development, and for the supply of our NexACT® enhancers that are essential in the formulation and production of our topical products on a timely basis and at satisfactory quality levels.  If our validated third party chemical manufacturers fail to produce quality products on time and in sufficient quantities, our results would suffer, as we or our licensees would encounter costs and delays in revalidating new third party suppliers.

We face severe competition.

We are engaged in a highly competitive industry. We and our licensees can expect competition from numerous companies, including large international enterprises, and others entering the market for products similar to ours. Most of these companies have greater research and development, manufacturing, marketing, financial, technological, personnel and managerial resources. Acquisitions of competing companies by large pharmaceutical or healthcare companies could further enhance such competitors' financial, marketing and other resources. Competitors may complete clinical trials, obtain regulatory approvals and commence commercial sales of their products before we could enjoy a significant competitive advantage. Products developed by our competitors may be more effective than our products.

The Bio-Quant CRO business primarily competes against in-house departments of pharmaceutical, biotechnology and medical device companies, academic institutions and other contract research organizations. Competitors in Bio-Quant’s industry range from small, limited-service providers to full service, global contract research organizations.  Many of Bio-Quant’s competitors have an established global presence, including Quintiles Transnational Corp., Covance, Inc., Parexel International Corporation, Pharmaceutical Product Development, Inc., Icon Clinical Research, and Kendle International, Inc.  In addition, many of Bio-Quant’s competitors have substantially greater financial and other resources than Bio-Quant does and offer a broader range of services in more geographical areas than Bio-Quant does.  Significant factors in determining whether Bio-Quant will be able to compete successfully include: its consultative capabilities; its reputation for on-time quality performance; its expertise and experience in specific drug discovery, research and development areas; the scope of its service offerings; its strength in various geographic markets; the price of its services; and its size.

If Bio-Quant’s services are not competitive based on these or other factors and Bio-Quant is unable to develop an adequate level of new business, its business, backlog position, financial condition and results of operations will be materially and adversely affected.  In addition, Bio-Quant may compete for fewer clients arising out of consolidation within the pharmaceutical industry and the growing tendency of drug companies to outsource to a smaller number of preferred contract research organizations that have far greater resources and capabilities.

Bio-Quant’s services may from time to time experience periods of increased price competition that could have a material adverse effect on its profitability and revenues.  Additionally, the CRO industry is not highly capital-intensive, and the financial costs of entry into the industry are relatively low.  Therefore, as a general matter, the industry has few barriers to entry.  Newer, smaller entities with specialty focuses, such as those aligned to a specific disease or therapeutic area, may compete aggressively against Bio-Quant for clients.

We may be subject to potential product liability and other claims, creating risks and expense.

 We are also exposed to potential product liability risks inherent in the development, testing, manufacturing, marketing and sale of human therapeutic products.  Product liability insurance for the pharmaceutical industry is extremely expensive, difficult to obtain and may not be available on acceptable terms, if at all. We currently have liability insurance to cover claims related to our products that may arise from clinical trials, with coverage of $1 million for any one claim and coverage of $3 million in total, but we do not maintain product liability insurance for marketed products as our products have yet to be approved for commercialization.  We may need to acquire such insurance coverage prior to the commercial introduction of our products. If we obtain such coverage, we have no guarantee that the coverage limits of such insurance policies will be adequate. A successful claim against us if we are uninsured, or which is in excess of our insurance coverage, if any, could have a material adverse effect upon us and on our financial condition.

INDUSTRY RISKS

We are vulnerable to volatile market conditions.

The market prices for securities of biopharmaceutical and biotechnology companies, including ours, have been highly volatile. The market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. In addition, future announcements, such as the results of testing and clinical trials, the status of our relationships with third-party collaborators, technological innovations or new therapeutic products, governmental regulation, developments in patent or other proprietary rights, litigation or public concern as to the safety of products developed by us or others and general market conditions, concerning us, our competitors or other biopharmaceutical companies, may have a significant effect on the market price of our Common Stock.

Instability and volatility in the financial markets and the global economic recession are likely to have a negative impact on our ability to raise necessary funds and on our business, financial condition, results of operations and cash flows.

During recent months, there has been substantial volatility and a decline in financial markets due at least in part to the deteriorating global economic environment. In addition, there has been substantial uncertainty in the capital markets and access to financing is uncertain.  These conditions are likely to have an adverse effect on our industry, licensing partners, and business, including our financial condition, results of operations and cash flows.

To the extent that we do not generate sufficient cash from operations, we may need to incur indebtedness, if available, to finance plans for growth or to continue our current operations. However, recent turmoil in the credit markets and the potential impact on the liquidity of major financial institutions may have an adverse effect on our ability to fund our business strategy through borrowings, under either existing or newly created instruments in the public or private markets on terms that we believe to be reasonable, if at all.

Changes in trends in the pharmaceutical and biotechnology industries, including difficult market conditions, could adversely affect our operating results.

Industry trends and economic and political factors that affect pharmaceutical, biotechnology and medical device companies also affect our business.  For example, the practice of many companies in these industries has been to hire companies like us to conduct discovery, research and development activities.  If these companies suspend these activities or otherwise reduce their expenditures on outsourced discovery, research and development in light of current difficult conditions in credit markets and the economy in general, or for any other reason, our operations, financial condition and growth rate could be materially and adversely affected.  In the past, mergers, product withdrawal and liability lawsuits, and other factors in the pharmaceutical industry have also slowed decision-making by pharmaceutical companies and delayed drug development projects.  Continuation or increases in these trends could have an adverse effect on our business.  In addition, numerous governments have undertaken efforts to control growing healthcare costs through legislation, regulation and voluntary agreements with medical care providers and pharmaceutical companies.  If future cost-containment efforts limit the profits that can be derived on new drugs, our clients might reduce their drug discovery and development spending, which could reduce our revenue and have a material adverse effect on our results of operations.

The biotechnology, pharmaceutical and medical device industries generally and drug discovery and development more specifically are subject to increasingly rapid technological changes.  Our competitors, clients and others might develop technologies, services or products that are more effective or commercially attractive than our current or future technologies, services or products, or that render our technologies, services or products less competitive or obsolete.  If competitors introduce superior technologies, services or products and we cannot make enhancements to our technologies, services or products to remain competitive, our competitive position, and in turn our business, revenue and financial condition, would be materially and adversely affected.

We and our licensees are subject to numerous and complex government regulations which could result in delay and expense.

Governmental authorities in the U.S. and other countries heavily regulate the testing, manufacture, labeling, distribution, advertising and marketing of our proposed products. None of our proprietary products under development has been approved for marketing in the U.S. Before any products we develop are marketed, FDA and comparable foreign agency approval must be obtained through an extensive clinical study and approval process.

The studies involved in the approval process are conducted in three phases.  In Phase 1 studies, researchers assess safety or the most common acute adverse effects of a drug and examine the size of doses that patients can take safely without a high incidence of side effects. Generally, 20 to 100 healthy volunteers or patients are studied in the Phase 1 study for a period of several months. In Phase 2 studies, researchers determine the drug's efficacy with short-term safety by administering the drug to subjects who have the condition the drug is intended to treat, assess whether the drug favorably affects the condition, and begin to identify the correct dosage level. Up to several hundred subjects may be studied in the Phase 2 study for approximately 6 to 12 months, depending on the type of product tested. In Phase 3 studies, researchers further assess efficacy and safety of the drug. Several hundred to thousands of patients may be studied during the Phase 3 studies for a period from 12 months to several years. Upon completion of Phase 3 studies, a New Drug Application is submitted to the FDA or foreign governmental regulatory authority for review and approval.

The failure to obtain requisite governmental approvals for our products under development in a timely manner or at all would delay or preclude us and our licensees from marketing our products or limit the commercial use of our products, which could adversely affect our business, financial condition and results of operations.

Any failure on our part to comply with applicable regulations could result in the termination of on-going research, discovery and development activities or the disqualification of data for submission to regulatory authorities.   As a result of any such failure, we could be contractually required to perform repeat services at no further cost to our clients, but at a substantial cost to us.  The issuance of a notice from regulatory authorities based upon a finding of a material violation by us of applicable requirements could result in contractual liability to our clients and/or the termination of ongoing studies which could materially and adversely affect our results of operations.  Furthermore, our reputation and prospects for future work could be materially and adversely diminished.

Because we intend that our products will be sold and marketed outside the U.S., we and/or our licensees will be subject to foreign regulatory requirements governing the conduct of clinical trials, product licensing, pricing and reimbursements. These requirements vary widely from country to country. The failure to meet each foreign country’s requirements could delay the introduction of our proposed products in the respective foreign country and limit our revenues from sales of our proposed products in foreign markets.

Successful commercialization of our products may depend on the availability of reimbursement to the consumer from third-party healthcare payers, such as government and private insurance plans. Even if one or more products is successfully brought to market, reimbursement to consumers may not be available or sufficient to allow the realization of an appropriate return on our investment in product development or to sell our products on a competitive basis. In addition, in certain foreign markets, pricing or profitability of prescription pharmaceuticals is subject to governmental controls. In the U.S., federal and state agencies have proposed similar governmental control and the U.S. Congress has recently considered legislative and regulatory reforms that may affect companies engaged in the healthcare industry. Pricing constraints on our products in foreign markets and possibly in the U.S. could adversely affect our business and limit our revenues.

RISKS RELATED TO OWNING OUR COMMON STOCK

Our stock may be delisted from Nasdaq, which may make it more difficult for you to sell your shares.

Currently, our Common Stock trades on the Nasdaq Capital Market.  On January 26, 2010, we received an expected notice of non-compliance (the “Notice”) from The NASDAQ Stock Market LLC based upon the bid price of the Company’s common stock closing at less than $1.00 per share in violation of NASDAQ Listing Rule 5550(a)(2), which could serve as an additional basis for the delisting of the Company’s securities from The NASDAQ Capital Market.

We responded to the Notice on January 27, 2010, requesting additional time to regain compliance with the bid price listing requirement.  Our January 27, 2010 response also sought an exemption, through May 24, 2010, from compliance with another existing deficiency (failure to comply with the annual stockholder meeting and proxy solicitation requirements) to allow the Company to execute its plans to regain compliance.

At an appeals hearing held in November 2009 at our request, following a series of communications between us and NASDAQ regarding various deficiencies, including those described above and our failure to satisfy the minimum $2.5 million in stockholders’ equity requirement for continued listing as of August 2009, we presented to NASDAQ our plan to regain compliance with the applicable listing requirements.  On February 1, 2010, we received the Hearing Panel’s determination (the “Determination Letter”).   The Determination Letter confirmed that NASDAQ would continue the listing of the Company’s securities on The NASDAQ Stock Market provided that the Company shall have (1) solicited proxies and held its annual meeting on or before May 24, 2010 and (2) evidenced compliance with the minimum bid price requirement and all other requirements for The NASDAQ Stock Market on or before July 15, 2010.  If the Company is not able to demonstrate compliance with all requirements for continued listing on or before July 15, 2010, its securities may be delisted.  During this exemption period, the Company must provide prompt notice to NASDAQ of any significant events that occur, including, but not limited to, any event that may call into question the Company’s historical financial information or that may impact the Company’s ability to maintain compliance with any NASDAQ listing requirement or exemption deadline.

If we fail to achieve the minimum bid price requirement of the Nasdaq Capital Market by July 15, 2010 or fail to maintain compliance with any other listing requirements during this period (including a failure to comply with the annual stockholder meeting and proxy solicitation requirements on or before May 24, 2010), we may be delisted and our stock would be considered a penny stock under regulations of the Securities and Exchange Commission and would therefore be subject to rules that impose additional sales practice requirements on broker-dealers who sell our securities. The additional burdens imposed upon broker-dealers by these requirements could discourage broker-dealers from effecting transactions in our Common Stock, which could severely limit the market liquidity of the Common Stock and your ability to sell our securities in the secondary market. In addition, if we fail to maintain our listing on Nasdaq or any other United States securities exchange, quotation system, market or over-the-counter bulletin board, we will be subject to cash penalties under investor rights agreements to which we are a party until a listing is obtained.

We do not expect to pay dividends on our Common Stock in the foreseeable future.

Although our stockholders may receive dividends if, as and when declared by our board of directors, we do not intend to declare dividends on our Common Stock in the foreseeable future. Therefore, you should not purchase our Common Stock if you need immediate or future income by way of dividends from your investment.

We may issue additional shares of our capital stock that could dilute the value of your shares of Common Stock.

We are authorized to issue 280,000,000 shares of our capital stock, consisting of 270,000,000 shares of our Common Stock and 10,000,000 shares of our preferred stock of which 1,000,000 are designated as Series A Junior Participating Preferred Stock, 800 are designated as Series B 8% Cumulative Convertible Preferred Stock and 600 are designated as Series C 6% Cumulative Convertible Preferred Stock. As of March 26, 2010, 126,902,281 shares of our Common Stock were issued and outstanding and 6,364,102 shares of our Common Stock were issuable upon the exercise or conversion of outstanding options and warrants.  As of March 26, 2010, there were no shares of Series A, Series B or Series C Preferred Stock outstanding.  In light of our possible future need for additional financing, we may issue authorized and unissued shares of Common Stock at below current market prices or additional convertible securities that could dilute the earnings per share and book value of your shares of our Common Stock.

Additionally, we have substantial notes payable issued in connection with the acquisition of Bio-Quant due within 12 months as discussed in Notes 3 and 9 of the Notes to the Consolidated Financial Statements.  These notes can, with approval of our stockholders, be repaid with the issuance of Common Stock.  As of the date of this report, we would need to issue approximately 60 million shares, at a predetermined price of $0.168 per share to repay such notes payable in full.

In addition to provisions providing for proportionate adjustments in the event of stock splits, stock dividends, reverse stock splits and similar events, certain outstanding warrants and convertible instruments provide (with certain exceptions) for an adjustment of the exercise or conversion price if we issue shares of Common Stock at prices lower than the then exercise or conversion price or the then prevailing market price. This means that if we need to raise equity financing at a time when the market price for our Common Stock is lower than the exercise or conversion price, or if we need to provide a new equity investor with a discount from the then prevailing market price, then the exercise price will be reduced and the dilution to stockholders increased.

FORWARD-LOOKING STATEMENTS

This prospectus and the other documents incorporated by reference into this prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this prospectus and the other documents incorporated into this prospectus by reference that are not historical facts are identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and Section 27A of the Securities Act of 1933, as amended, or the Securities Act. Forward-looking statements include projections, assumptions or information concerning possible or assumed future actions, events or our results of operations. These statements involve estimates and assumptions based on the judgment of the company’s management. A number of risks and uncertainties may cause actual results to differ materially from those suggested by the forward-looking statements.

Forward-looking statements include the information in this prospectus and the other documents incorporated by reference into this prospectus. These statements may be made regarding the business, operations, financial performance and condition, earnings, our prospects and products, as well as regarding our industry generally. These statements may be preceded by, followed by or include the words “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “should” or similar expressions. We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all forward-looking statements. We do not undertake any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

Forward-looking statements are not guarantees of performance. You should understand that these factors, in addition to those discussed in “Risk Factors” above and elsewhere in this document, and in the documents that are incorporated by reference into this prospectus, could affect our future results and could cause those results or other outcomes to differ materially from those expressed or implied in any forward-looking statement.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of Common Stock offered by this prospectus.   All proceeds from the sale of the shares covered by this prospectus will be for the account of the selling stockholders named herein. See “Selling Stockholders” and “Plan of Distribution.”  In connection with the original issuance of the Notes in the aggregate principal amount of $4,000,000, however, we received approximately $1.4 million in cash from the selling stockholders, and certain of the selling stockholders cancelled approximately $2.6 million in indebtedness outstanding under convertible promissory notes previously issued by us in June 2008 and November 2009.

PRIVATE PLACEMENT AGREEMENTS

This prospectus relates to the resale, from time to time, of up to 10,722,756 shares of Common Stock of NexMed, Inc., a Nevada corporation, all of which are being offered by the selling stockholders named in this prospectus.  The 10,722,756 shares represent 130% of the number of shares of Common Stock issuable upon full conversion of 7% Convertible Notes due December 31, 2012 (the “Notes”) issued pursuant to a Purchase Agreement dated March 15, 2010, which is described below, to allow for the resale of shares issuable in the event the conversion price is reduced or in the event shares are issued in payment of principal accretions on the Notes.

On March 15, 2010, we entered into a Purchase Agreement with The Tail Wind Fund Ltd., Tail Wind Advisory and Management Ltd. and Solomon Strategic Holdings, Inc. (the “Purchasers”).  Pursuant to the Purchase Agreement, we issued to the Purchasers 7% convertible notes in the aggregate principal amount of $4 million. The notes are convertible into shares of the Common Stock.  The Notes are initially convertible into shares of the Company’s Common Stock at $0.58 per share, which conversion price is subject to adjustment upon stock dividends, splits, combinations and certain issuances of our common stock at a price below the then-applicable conversion price.  The Notes have a coupon rate of 7% per annum, which is payable at the Company’s option in cash or in shares of Common Stock, except that the Company will be prohibited from paying the Notes in shares of Common Stock if (1) at any time within 10 Trading Days (as defined in the Notes) prior to the Accretion Payment Date (as defined in the Notes) there fails to exist Effective Registration (as defined in the Notes) or an event of default exists or occurs under the Notes, (2) if the Company’s net cash on hand (including cash equivalents) as of such Accretion Payment Date is greater than $3 million, and (3) to the extent, and only to the extent, that such conversion into shares of Common Stock would result in the holder of a Note exceeding 9.9% beneficial ownership of the Company’s Common Stock.  Our obligations under the Notes are secured with a first priority lien on the real property owned by NexMed (U.S.A.), Inc., a wholly-owned subsidiary of the Company (“NexMed USA”), and are further secured by guarantees provided by NexMed USA and Bio-Quant, Inc., also a wholly-owned subsidiary of the Company.

THE SELLING STOCKHOLDERS

This prospectus covers only the resale of shares of our Common Stock by the selling stockholders. The number of shares of Common Stock that may be actually sold by the selling stockholders will be determined by such selling stockholders.

The following table sets forth: (1) the name of the selling stockholders, (2) the number (as reported by the selling stockholders to the Company) and percentage of shares of our Common Stock beneficially owned by the selling stockholders, including shares purchasable upon conversion of convertible securities (including the Notes), (3) the maximum number of shares of Common Stock which the selling stockholders can sell pursuant to this prospectus and (4) the number (as reported by the selling stockholders to the Company) and percentage of shares of Common Stock that the selling stockholders would own if they sold all their shares registered by this prospectus. The selling stockholders will receive all of the net proceeds from the sale of its shares of Common Stock offered by this prospectus.

Because the selling stockholders may sell all or part of their shares of Common Stock pursuant to this prospectus and this offering is not being underwritten on a firm commitment basis, we cannot accurately estimate the number and percentage of shares of Common Stock that the selling stockholders will hold in the aggregate at the end of the offering covered by this prospectus.

Beneficial ownership is determined in accordance with Rule 13d-3(d) under the Exchange Act as of March 16, 2010, on which date 126,902,281 shares of our common stock were outstanding.

Name of Selling Stockholders (1)	Number of Shares of Common Stock Beneficially Owned Prior to the Offering (2)	Number of Shares of Common Stock Being Offered Pursuant to this Prospectus (3)	Number of Shares of Common Stock to be Beneficially Owned after the Offering (4)	Percentage of All Common Stock to be Owned after the Offering
The Tail Wind Fund Ltd. (5)	5,862,069	9,114,344	0	0
Tail Wind Advisory and Management Ltd. (5)	6,379,310	804,206	0	0
Solomon Strategic Holdings, Inc. (6)	517,241	804,206	0	0

(1)
Neither the selling stockholders, nor any of their officers, directors or principal equity holders, have held any position or office or have had any material relationship with us within the past three years.

(2)
As determined in accordance with Rule 13d-3(d) under the Exchange Act, includes shares of Common Stock and shares of Common Stock issuable upon the conversion of the Notes held by the selling stockholders as of March 16, 2010 but does not include additional shares issuable upon conversion of interest to be accrued on the Notes through their maturity date or the additional shares representing 30% of the total shares issuable upon full conversion of the Notes as described in footnote (3).

(3)
Consists of an aggregate of 8,248,274 shares of Common Stock issuable upon conversion of the Notes assuming accrual of interest at 7% per annum through their maturity date of December 31, 2012, and an additional 2,474,482 shares of Common Stock, representing 30% of the foregoing number.  Pursuant to the terms of a Registration Rights Agreement dated as of March 15, 2010 between the Company and the holders of the Notes, we agreed to register for resale an additional number of shares representing 30% of the total shares issuable upon full conversion of the Notes, to allow for the resale of shares issuable in the event the conversion price is reduced or in the event shares are issued in payment of principal accretions on the Notes.

(4)
Represents the number of shares of Common Stock beneficially owned by the selling stockholders and the number of shares of Common Stock issuable upon the conversion of convertible securities held prior to the issuance of the Notes, and assumes the sale of all of the shares of Common Stock being registered by this prospectus.

(5)
Shares beneficially owned by The Tail Wind Fund Ltd. consist of 5,862,069 shares of Common Stock issuable upon conversion of the Note issued to The Tail Wind Fund Ltd. on March 16, 2010, assuming a conversion price of $0.58 per share and no accrued interest.  Shares beneficially owned by Tail Wind Advisory and Management Ltd. (“TWAM”) consist of the foregoing 5,862,069 shares of Common Stock issuable upon conversion of the Note issued to the Tail Wind Fund Ltd. and 517,241 shares of Common Stock issuable upon conversion of the Note issued to TWAM on March 16, 2010, assuming a conversion price of $0.58 per share and no accrued interest.  TWAM, a UK corporation authorized and regulated by the Financial Services Authority of Great Britain, is the investment manager for The Tail Wind Fund Ltd., and David Crook is the CEO and controlling stockholder of TWAM.  Each of TWAM and David Crook expressly disclaims any equitable or beneficial ownership of the shares being registered hereunder and held by The Tail Wind Fund Ltd.

(6)
Shares beneficially owned by Solomon Strategic Holdings, Inc. (“SSH”) consist of 517,241 shares of Common Stock issuable upon conversion of the Note issued to SSH on March 16, 2010, assuming a conversion price of $0.58 per share and no accrued interest.  Andrew P. Mackellar has been authorized by the Board of Directors of SSH to make voting and disposition decisions with respect to the securities on behalf of SSH.  By reason of such delegated authority, Mr. Mackellar may be deemed to share dispositive power over the shares of common stock beneficially owned by SSH.  Mr. Mackellar expressly disclaims any equitable or beneficial ownership of the shares being registered hereunder and held by SSH, and he does not have any legal right to maintain such delegated authority.

PLAN OF DISTRIBUTION

We are registering the shares of Common Stock on behalf of the selling stockholders. Sales of shares may be made by the selling stockholders, including their respective donees, transferees, pledgees or other successors-in-interest directly to purchasers or to or through underwriters, broker-dealers or through agents. Sales may be made from time to time on the Nasdaq Capital Market, any other exchange upon which our shares may trade in the future, in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to market prices, or at negotiated or fixed prices. The shares may be sold by one or more of, or a combination of, the following:

•
a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction (including crosses in which the same broker acts as agent for both sides of the transaction);

•	purchases by a broker-dealer as principal and resale by such broker-dealer, including resales for its account, pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchases;

•	through options, swaps or derivatives;

•	in privately negotiated transactions;

•	in making short sales or in transactions to cover such short sales; and

•	put or call option transactions relating to the shares.

The selling stockholders may effect these transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities.

The selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with those transactions, the broker-dealers or other financial institutions may engage in short sales of the shares or of securities convertible into or exchangeable for the shares in the course of hedging positions they assume with the selling stockholders. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery of shares offered by this prospectus to those broker-dealers or other financial institutions. The broker-dealer or other financial institution may then resell the shares pursuant to this prospectus (as amended or supplemented, if required by applicable law, to reflect those transactions).

The selling stockholders and any broker-dealers that act in connection with the sale of shares may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by broker-dealers or any profit on the resale of the shares sold by them while acting as principals may be deemed to be underwriting discounts or commissions under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against liabilities, including liabilities arising under the Securities Act. We have agreed to indemnify the selling stockholders and the selling stockholders have agreed to indemnify us against some liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.

The selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales in the market.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144.

Upon being notified by the selling stockholders that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required pursuant to Rule 424(b) under the Securities Act, disclosing:

•	the name of the selling stockholders and of the participating broker-dealer(s);

•	the number of shares involved;

•	the initial price at which the shares were sold;

•	the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable;

•	that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•	other facts material to the transactions.

In addition, if required under applicable law or the rules or regulations of the Commission, we will file a supplement to this prospectus when the selling stockholders notify us that a donee or pledgee intends to sell more than 500 shares of Common Stock.

We are paying all expenses and fees in connection with the registration of the shares. The selling stockholders will bear all brokerage or underwriting discounts or commissions paid to broker-dealers in connection with the sale of the shares.

Wells Fargo Bank, N.A., located at P.O. Box 64854, South St. Paul, MN 55164-0854, is the transfer agent and registrar for our Common Stock.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and we are required to file reports and proxy statements and other information with the Securities and Exchange Commission. You may read and copy these reports, proxy statements and information at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants, including NexMed, Inc., that file electronically with the Securities and Exchange Commission. You may access the Securities and Exchange Commission’s web site at http://www.sec.gov.

LEGAL MATTERS

The validity of the issuance of the shares of Common Stock offered by the selling stockholders will be passed upon for us by Brownstein Hyatt Farber Schreck, LLP, Las Vegas, Nevada.

EXPERTS

The financial statements for the years ended December 31, 2009 and 2008, incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2009, have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the financial statements) of Amper, Politziner & Mattia, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF DOCUMENTS BY REFERENCE

The Securities and Exchange Commission allows us to “incorporate by reference” information in documents we file with them, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be part of this prospectus and information that we file later with the Securities and Exchange Commission automatically will update and supersede such information. We hereby incorporate by reference the documents listed below and any future filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the termination of the offering of the securities covered by this prospectus, as amended:

(1)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed on March 31, 2010;

(2)	Our Current Report on Form 8-K filed on January 8, 2010;

(3)	Our Current Report on Form 8-K filed on January 28, 2010;

(4)	Our Current Report on Form 8-K filed on February 1, 2010;

(5)	Our Current Report on Form 8-K filed on March 3, 2010;

(6)	Our Current Report on Form 8-K filed on March 17, 2010; and

(7)
The description of our securities contained in our Registration Statement on Form S-3 (File No. 333-152591), filed July 29, 2008, including any amendment or report filed for the purpose of updating such information.

 You may request a copy of these filings (including exhibits to such filings that we have specifically incorporated by reference in such filings), at no cost, by writing or telephoning our executive offices at the following address:

NexMed, Inc.
6330 Nancy Ridge Drive, Suite 103
San Diego, California 92121
Attn: Secretary
 (858) 222-8041

You should rely only on the information provided or incorporated by reference in this prospectus or any related supplement. We have not authorized anyone else to provide you with different information. The selling stockholders have agreed not to make an offer of these shares in any state that prohibits such an offer. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the cover page of such documents.

NEXMED, INC.

10,722,756 SHARES

COMMON STOCK

PROSPECTUS

[_______________], 2010

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth all fees and expenses payable by us in connection with the issuance and distribution of the securities being registered hereby (other than underwriting discounts and commissions). All of such expenses, except the Securities and Exchange Commission registration fee, are estimated.

Amount To Be Paid
SEC registration fee	$353
Accounting fees and expenses	10,000
Legal fees and expenses	10,000
Miscellaneous	5,000
Total	$25,353

Item 15.	Indemnification of Directors and Officers.

Our officers and directors are indemnified under Nevada law, our Amended and Restated Articles of Incorporation and our Second Amended and Restated By-Laws as against certain liabilities. Our Amended and Restated Articles of Incorporation require us to indemnify our directors and officers to the fullest extent permitted by the laws of the State of Nevada in effect from time to time. Our Second Amended and Restated By-Laws contain provisions that implement the indemnification provisions of our Amended and Restated Articles of Incorporation.

Pursuant to Article X of our Amended and Restated Articles of Incorporation, none of our directors or officers shall be personally liable to us or our stockholders for damages for breach of fiduciary duty as a director or officer, except for (1) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (2) the payment of dividends in violation of the applicable statutes of Nevada. This Article X also says that if Nevada law is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, the liability of a director or officer of the corporation shall be eliminated or limited to the fullest extent permitted by Nevada law, as so amended from time to time. Pursuant to Section 8.1 of our Amended and Restated By-Laws, no officer or director shall be personally liable for any obligations arising out of any of his or her acts or conduct performed for or on our behalf. Nevada Revised Statutes Section 78.138 currently provides that a director or officer shall not be individually liable to us or our stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that (i) the director’s or officer’s acts or omissions constituted a breach of his or her fiduciary duties as a director or officer and (ii) such breach involved intentional misconduct, fraud or a knowing violation of the law.

Pursuant to Article XI of our Amended and Restated Articles of Incorporation, we shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, by reason of the fact that he or she is or was or has agreed to become a director or officer of our company or is serving at our request as a director or officer of another entity or enterprise or by reason of actions alleged to have been taken or omitted in such capacity or in any other capacity while serving as a director or officer, to the fullest extent permitted by applicable law, against any and all loss, liability and expenses, including attorneys’ fees, costs, damages, judgments, fines, amounts paid in settlement, and ERISA excise taxes or penalties, actually and reasonably incurred by such person in connection with such action, suit or proceeding, including any appeal. This right to indemnification shall continue for any person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, next of kin, executors, administrators and legal representatives.

Article XI of our Amended and Restated Articles of Incorporation also provides that we shall pay the expenses of directors and officers incurred as a party to any threatened, pending or completed action, suit or proceeding, as they are incurred and in advance of the final disposition of the action, suit or proceeding, but, if applicable law so requires, only upon receipt by us of an undertaking from the director or officer to repay the advanced amounts in the event it is ultimately determined by a final decision, order or decree of a court of competent jurisdiction that the director or officer is not entitled to be indemnified for such expenses.

Section 8.1 of our Second Amended and Restated By-Laws requires us to indemnify and hold harmless each person and his or her heirs and administrators who shall serve at any time as a director or officer from and against any and all claims, judgments and liabilities to which such persons shall become subject by any reason of his or her having been a director or officer or by reason of any action alleged to have been taken or omitted to have been taken by him or her as such director or officer, and shall reimburse each such person for all legal and other expenses reasonably incurred by him or her in connection with any such claim or liability, including power to defend such person from all suits as provided for under the provisions of the Nevada Revised Statutes; provided, however, that no such person shall be indemnified against, or be reimbursed for, any expense incurred in connection with any claim or liability arising out of his or her own negligence or willful misconduct. We, our directors, officers, employees and agents shall be fully indemnified in taking any action or making any payment or in refusing to do so in reasonable reliance upon the advice of counsel.

Section 78.7502 of the Nevada Revised Statutes permits a corporation to indemnify a present or former director, officer, employee or agent of the corporation, or of another entity or enterprise for which such person is or was serving in such capacity at the request of the corporation, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, except an action by or in the right of the corporation, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection therewith, arising by reason of such person’s service in such capacity if such person (i) is not liable pursuant to Section 78.138 of the Nevada Revised Statutes, or (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to a criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of actions brought by or in the right of the corporation, however, no indemnification may be made for any claim, issue or matter as to which such person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 78.751 of the Nevada Revised Statutes permits any discretionary indemnification under Section 78.7502 of the Nevada Revised Statutes, unless ordered by a court or advanced to a director or officer by the corporation in accordance with the Nevada Revised Statutes, to be made by a corporation only as authorized in each specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination of indemnification must be made (1) by the stockholders, (2) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, (3) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion, or (4) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

We also maintain directors and officers liability insurance with Carolina Casualty Insurance Company and RSUI Indemnity Company with total liability limits of $10,000,000 per occurrence and in the aggregate. With some exceptions (fraud and Section 16(b) violations, for example) this coverage extends to most securities law claims.

In addition, in the agreements that we have entered into with the selling stockholders, we and the selling stockholders agreed to indemnify or provide contribution to each other and specified other persons against some liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act. The selling stockholders may also agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against some liabilities, including liabilities arising under the Securities Act.

Item 16.	EXHIBITS.

Exhibit Number	Description

4.1	Form of Common Stock certificate (1)
4.2	Rights Agreement and Form of Rights Certificate (2)
4.3	Amendment No. 1 to Rights Agreement (3)
4.4	Amendment No. 2 to Rights Agreement (4)
5.1	Opinion of Brownstein Hyatt Farber Schreck, LLP regarding the validity of the Common Stock being registered
10.1	Purchase Agreement, dated as of March 15, 2010, between the Company and the Purchasers named therein (5)
10.2	Registration Rights Agreement, dated as of March 15, 2010, between the Company and the Purchasers named therein (6)
10.3	Form of Note (7)
23.1	Consent of Brownstein Hyatt Farber Schreck, LLP (contained in Exhibit 5.1)
23.2	Consent of Amper, Politziner & Mattia, LLP
24.1	Form of Power of Attorney

(1) Incorporated herein by reference to Exhibit 3.1 to our Registration Statement on Form 10-SB (File No. 0-22245) filed with the Commission on March 14, 1997, including any amendment or report filed for the purpose of updating such information.

(2) Incorporated herein by reference to Exhibit 4 to our Current Report on Form 8-K filed with the Commission on April 10, 2000.

(3) Incorporated herein by reference to Exhibit 4.1 to our Current Report on Form 8-K filed with the Commission on January 22, 2007.

(4) Incorporated herein by reference to Exhibit 4.1 to our Current Report on Form 8-K filed with the Commission on December 10, 2009.

(5) Incorporated herein by reference to Exhibit 10.44 to our Annual Report on Form 10-K filed with the Commission on March 31, 2010.

(6) Incorporated herein by reference to Exhibit 10.45 to our Annual Report on Form 10-K filed with the Commission on March 31, 2010.

(7) Incorporated herein by reference to Exhibit 10.46 to our Annual Report on Form 10-K filed with the Commission on March 31, 2010.

Item 17.	Undertakings.

The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or its most recent post-effective amendment) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered), and any deviation from the low or high end of the estimated maximum offering range, may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

PROVIDED, HOWEVER, that the undertakings set forth in paragraphs (a)(i), (a)(ii) and (a)(iii) above do not apply if the information required with or furnished to the Securities and Exchange Commission to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(f) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California on this 8th day of April, 2010.

NEXMED, INC.

By:	/s/ Bassam B. Damaj
Name: Bassam B. Damaj
Title: President, Chief Executive Officer and Director

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Bassam B. Damaj and Mark Westgate his or her true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the dates indicated.

Signature	Title	Date
	President, Chief Executive Officer and	April 8, 2010
/s/ Bassam B. Damaj	Director (Principal Executive Officer)
Bassam B. Damaj, Ph.D.
	Chief Financial Officer (Principal Financial	April 8, 2010
/s/ Mark Westgate	Officer and Principal Accounting Officer)
Mark Westgate

/s/ Richard J Berman	Director	April 8, 2010
Richard J. Berman

/s/ Roberto Crea	Director	April 8, 2010
Roberto Crea

/s/ Henry J. Esber	Executive Vice President and Director	April 8, 2010
Henry J. Esber
	Executive Vice President, Chairman and	April 8, 2010
/s/ Vivian H. Liu	Director
Vivian H. Liu

/s/ Leonard Oppenheim	Director	April 8, 2010
Leonard Oppenheim

/s/ Russell Ray	Director	April 8, 2010
Russell Ray